Exhibit 10(1)

American International Group, Inc.

Non-Management Director Compensation

(effective October 1, 2012)

1.                                       Annual cash retainer for all non-management directors of $150,000, payable in four equal installments on the first business day of each quarter in arrears of service.  No attendance fees will be paid for Board meetings, including executive sessions.

2.                                       Additional cash retainer for non-management members of committees as follows:

•                  Annual retainer for Chairman of the Audit Committee: $25,000

•                  Annual retainer for other committee Chairmen: $15,000

•                  Annual retainer for non-Chairmen committee members: $5,000 per committee

•                  No attendance fees will be paid for committee meetings

Retainers will be paid in four equal installments on the first business day of each quarter in arrears of service.  As of October 1, 2012, directors may elect to defer the amount of all cash retainers into Deferred Stock Units (“DSUs”) under the AIG 2010 Stock Incentive Plan (the “Plan”).(1)

3.                                       Additional cash retainer for the Chairman of the Board of $250,000, payable in four equal installments on the first business day of each quarter in arrears of service.

4.                                       Annual grant of $50,000 in DSUs(1) under the Plan.  Annual grants will be made on the date of the Annual Meeting.

5.                                       No quarterly retainer installment payment will be paid to any director in the event that such director did not attend at least 75% of the aggregate of all Board and Committee meetings (of which he or she is a member) during the prior four quarters.

(1)          The value of the DSUs received in connection with the deferral of any retainer described above will be determined based upon the closing sale price of AIG Common Stock on the date the retainer would otherwise be due.  The value of the DSUs received as part of the annual grant described above will be determined based upon the closing sale price of AIG Common Stock on the date of the Annual Meeting.  DSUs include dividend equivalent rights that entitle the director to a quarterly payment, in the form of DSUs, equal to the amount of any regular quarterly dividend that would have been paid by AIG if shares of Common Stock that underlie the DSUs had been outstanding. In the event any director retires or otherwise ceases to be a director before the completion of his or her full annual term of office, the delivery of all shares of Common Stock underlying DSUs will be paid and/or delivered on the last trading day of the month in which the director ceases to be a director.